UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 6, 2005

ISCO INTERNATIONAL, INC.

(Exact Name of Issuer as Specified in Charter)

DELAWARE	000-22302	36-3688459
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Cambridge Drive, Elk Grove Village, ILLINOIS 60007

(Address of Principal Executive Offices)

(847) 391-9400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On January 6, 2005, the Company entered into a letter agreement and non-qualified stock option award agreement with Mr. John S. Thode (collectively, the “Employment Agreement”), as further described below. The information set forth under Item 5.02 of this report on Form 8-K is hereby incorporated in Item 1.01 by reference.

Copies of the letter agreement and the non-qualified stock option award agreement are attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02. Departure of Directors or Principal Officers; election of Directors;. Appointment of Principal Officers.

On January 6, 2005, the Company announced that Mr. John S. Thode is joining the management team and will become the Company’s President and Chief Executive Officer. Mr. Thode, 47, is a 25-year Motorola executive and most recently served as Vice President & General Manager, 3G Consumer Products, Personal Communications Sector, where he created Motorola’s UMTS product Lines. Prior to that Mr. Thode was Senior Director & General Manager, Wireless Access Systems Division.

The Company expects that Dr. Amr Abdelmomen, the current Chief Executive Officer and Chief Technology Officer will remain the Company’s Chief Technology Officer and a member of the Board of Directors.

Under the Employment Agreement, Mr. Thode’s annual base salary will be $225,000. Mr. Thode’s employment may be terminated at any time. If Mr. Thode is terminated by the Company without cause, as defined in the Employment Agreement, Mr. Thode will receive six months of his annual base salary and six months’ continuation of his group health benefits. If Mr. Thode is terminated by the Company for cause, he will be entitled only to the payment of accrued and unpaid salary through the date of such termination. Mr. Thode’s Employment Agreement also contains customary restrictive covenants, including a covenant not to complete with the Company for a period of twelve months following any cessation of his employment.

Mr. Thode was also granted non-qualified options to purchase up to 1,550,000 shares of the Company’s common stock. The options were issued outside of the Company’s 2003 Equity Incentive Plan, but were nonetheless subject to terms substantially identical to the 2003 Equity Incentive Plan. The option will vest with respect to 62,500 shares on the last day of each of the 12 calendar months ending after the grant date (or, if sooner, upon a change in control of the Company), provided that Mr. Thode is still employed by the Company through the applicable vesting date. The option will vest with respect to 400,000 of the remaining 800,000 shares if the Company achieves certain quarterly and annual revenue objectives and 400,000 of the remaining 800,000 shares if the Company achieves certain quarterly and annual cash flow objectives during the 2005 fiscal year and Mr. Thode remains employed by the Company through the applicable vesting date. The option will have an exercise price equal to $0.43 per share, which was the closing price of the Company’s common stock on the date of grant, which was January 11, 2005. The option expires ten years from the date of grant, unless earlier terminated.

If Mr. Thode’s employment is terminated: (1) by Mr. Thode’s death or disability, Mr. Thode or his estate or personal representative will be entitled to exercise the option, the extent vested at the time of his termination, for up to a year after his death or termination due to disability; (2) by the Company for cause, any portion of the option not already exercised will be immediately and automatically forfeited; or (3) for any other reason, the option may be exercised, to the extent vested at the time of his termination, for up to 90 days following his termination.

The description of the Employment Agreement with Mr. Thode is qualified by reference to the complete letter agreement and non-qualified stock option award agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and which are incorporated herein by reference.

It is anticipated that Mr. Thode will become a member of the Company’s Board of Directors.

A copy of the press release that included the announcement was attached to the Company’s Current Report on Form 8-K as Exhibit 99.1 that was filed with the Securities and Exchange Commission on January 7, 2005.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

The following exhibits are filed with this Form 8-K:

(c)	Exhibit No.	Description
	10.1	Letter Agreement dated January 6, 2005 between ISCO International, Inc. and John S. Thode (including Non-Qualified Stock Option Award Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISCO INTERNATIONAL, INC.

Date: January 12, 2005	By:	/s/ Frank Cesario
Frank Cesario
Chief Financial Officer

Index of Exhibits

Exhibit No.	Description
10.1*	Letter Agreement dated January 6, 2005 between ISCO International, Inc. and John S. Thode (including Non-Qualified Stock Option Award Agreement).

*	Filed herewith